Exhibit 99.1

O-I Revises Outlook for 2008 Free Cash Flow

PERRYSBURG, Ohio, September 16, 2008 — Owens-Illinois, Inc., (NYSE OI) announced today that it expects Free Cash Flow for 2008 to range between $400 million and last year’s $332 million, down from the $500 million anticipated earlier this year.

The company’s outlook for Free Cash Flow has been reduced due to the following:

•                  Weakening demand for the company’s products associated with continuing declines in the economies in Europe and the U.S.;

•                  Further actions by the company in response to weaker demand projections, including the extension of short-term capacity shutdowns previously planned for the fourth quarter  to control inventory levels;

•                  Acceleration of cash payments attributable to the recent announcements for the permanent closures of the plants in Lavington, Canada, and Castel Maggiore, Italy;

•                  Strengthening of the U.S. dollar against foreign currencies over the last two months, especially the Euro and the Australian dollar.

“The fundamentals of O-I have not changed and we remain focused on the strategies we have been pursuing throughout the year,” said Ed White, Senior Vice President and CFO.

Free Cash Flow is defined by the Company as cash provided by continuing operating activities less capital expenditures.  The company views Free Cash Flow as an important measure of the performance of its operations and for allocation of resources.

About O-I

Millions of times a day, O-I glass containers deliver many of the world’s best-known consumer products to people all around the world.  With the leading position in Europe, North America, Asia Pacific and Latin America, O-I manufactures consumer-preferred, 100 percent recyclable glass containers that enable superior taste, purity, visual appeal and value benefits for our customers’ products.  Established in 1903, the company employs more than 23,000 people with 79 manufacturing facilities in 22 countries.  In 2007, net sales were $7.6 billion.  For more information, visit http://www.o-i.com.

Forward Looking Statements

This press release contains forward-looking statements based on management’s current expectations.  These statements involve risks and uncertainties which could cause actual results to differ from those in the forward-looking statements.  For a discussion of such risks and uncertainties, please refer to the Company’s June 30, 2008, Form 10Q filed with the Securities and Exchange Commission.  The Company does not intend to update any forward looking statements in this release.

Media Contact: Lauren Dubilzig, +1 567-336-1312

Investor Relations Contact: O-I, Sasha Sekpeh, +1 567-336-2355

Copies of O-I news releases are available at the O-I Web site at www.o-i.com; or at www.prnewswire.com.

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